Exhibit 10.18
MASTER SOFTWARE DEVELOPMENT AND CONSULTING SERVICES AGREEMENT
Agreement #003703397
     This is an agreement (the “Agreement”) between Security First Technologies, Inc. (“S1”), a company located at 3390 Peachtree Road, Suite 1700, Atlanta, Georgia 30326-1108 and State Farm Mutual Automobile Insurance Company, its subsidiaries and affiliates (“STATE FARM”), located at One State Farm Plaza, Bloomington, Illinois 61710.
WITNESSETH
     WHEREAS, it is the desire of the parties that, from time to time, in accordance with the terms and conditions hereof, S1 shall, for STATE FARM, develop mutually agreed upon (i) modifications or enhancements to the Licensed Programs as defined in the Remote Financial Services and Data Processing Agreement entered into as of the 30th day of June, 1998 or (ii) additional programs (collectively “Software”); or S1 shall (iii) provide consulting services (“Consulting Services”).
     WHEREAS, the parties intend that any work orders for Software, Enhancements, or Consulting Services that are executed after the effective date of this Agreement will be governed by this Agreement.
     ACCORDINGLY, the parties agree as follows:
     1. TERM OF AGREEMENT. This Agreement shall become effective on the date the second of the two parties executes this Agreement below and remain in effect for the duration of later term of either the Remote Financial Services and Data Processing Agreement entered into as of the 30th day of June, 1998 or the Software License Agreement entered into as of the 31st day of December, 1998.
     2. SERVICES. STATE FARM shall from time to time ask S1 to provide Software and Consulting Services. STATE FARM shall make its request on a work order, the form of which is attached hereto and incorporated herein as Exhibit A (the “Work Order”). Each Work Order shall be in the format prescribed in Exhibit A and shall set forth, among other things, a description of the Software and/or the Consulting Services to be delivered (collectively the “Deliverables”), the sequential order for delivery of the Deliverables, acceptance criteria specified for acceptance of a Deliverable (the “Acceptance Criteria”), and the fee to be paid with an explanation for each fee being charged under the Work Order (the “Fee Schedule”).

     3. WORK ORDER AND FEES. Upon execution of the Work Order by both parties, S1 shall provide the Deliverables according to that particular Work Order. In consideration of S1 performing and completing its responsibilities hereunder, STATE FARM shall pay S1 the fee set forth in the particular Work Order. Such compensation shall be due and payable thirty (30) days following STATE FARM’S receipt of an accurate and legible invoice. All invoices shall reference the Work Order associated with the invoice. Any fees not paid within such thirty (30) day period shall bear interest at the prime plus two percent (2%) rate per annum, as published bi-weekly in the Wall Street Journal, calculated from the date the payment was due until the date the payment is received by S1. STATE FARM’s payment of such interest on late payments shall not prevent S1 from exercising any other rights under this Agreement and applicable law.
     4. MEETINGS. When deemed necessary by either party, in order to provide the Deliverables, S1 and STATE FARM personnel shall meet at a mutually agreeable time and place. Both parties acknowledge that it shall be necessary to cooperate reasonably in order to carry out this Agreement, and each agrees to cooperate reasonably with the other.
     5. CONFIDENTIALITY.
     a. In the course of their performance under this Agreement, the parties may learn or have access to certain confidential, business, trade secret, proprietary or other similar information or products of the other party or of the other party’s vendors, consultants, suppliers, customers or agents (the “Confidential Information”). The parties will keep strictly confidential any such Confidential Information.
     b. The party providing Confidential Information to the other party is referred to as the “Disclosing Party,” and the party receiving the Confidential Information of the Disclosing party is referred to as the “Receiving Party.” Confidential Information will not include products or information that:
i.	are in the public domain, or in the possession of the Receiving Party, without restriction at the time of receipt under this Agreement;

ii.	are used or released with the prior written approval of the Disclosing Party;

iii.	are independently developed by the Receiving Party; or

iv.	are ordered to be produced by a court of competent jurisdiction or appropriate regulatory authority, but in such case the Receiving Party producing the Confidential Information agrees to notify the Disclosing Party immediately and cooperate with the Disclosing Party in asserting a confidential or protected status for the Confidential Information.

     c. The Receiving Party may furnish access to Confidential Information of the Disclosing Party to third parties providing services to the Receiving Party, to the extent needed in connection with the performance of services directly or indirectly for the benefit of STATE FARM, provided that:
i.	such third parties have agreed in writing with either the Receiving Party or the Disclosing Party, in terms no less restrictive than the confidentiality obligations under this Agreement, to keep confidential the Confidential Information; and

ii.	such third parties have agreed in writing with either the Receiving Party or the Disclosing Party not to use the Confidential Information for their own benefit or the benefit of any person or entity besides STATE FARM; and

iii.	the Receiving Party, when allowing such third parties access to the Disclosing Party’s Confidential Information, will not exceed the license or use restrictions in the Agreement.
     d. If S1 receives any Confidential Information of any vendor, consultant, supplier, customer or agent of STATE FARM in connection with S1’s performance of services under this Agreement, S1 will not use that Confidential Information for any purpose other than the provision of services to STATE FARM.
     e. Each party will return to the Disclosing Party upon the Disclosing Party’s request any Confidential Information and copies thereof. The provisions of this Section 6 will survive termination of this Agreement.
     6. PERFORMANCE STANDARDS:
     a. The S1 or STATE FARM representatives who fulfill their respective responsibilities under this Agreement have the ability and expertise to perform their responsibilities hereunder, and in doing so shall use commercially acceptable standards of professional workmanship. STATE FARM shall have the right to reject any of S1’s employees whose qualifications in STATE FARM’S judgment do not meet commercially acceptable standards of professional workmanship. S1 and STATE FARM agree to make a good faith commercially reasonable effort to adhere to the other party’s required qualifications. Both parties shall work together to resolve issues pertaining to changes in scheduling, resource impact, and priorities in accordance with the following:
i.	STATE FARM shall delineate the individual rejected in writing and submit it to the S1 project manager.

ii.	S1’s project manager shall estimate the scheduling impact associated with replacing the rejected employee. S1 will provide such information in writing to the STATE FARM project manager.

iii.	The STATE FARM project manager will review the expected impact and either approve the estimated impact or work with the S1’s project manager to resolve any modifications to such scheduling.
     b. S1 expressly warrants that any Software and Enhancements covered by this Agreement do not and shall not contain any lock, clock, timer, counter, copy protection feature, lockout device, dissolve feature, a hole in the security system, (often referred to as a trap door or backdoor), replication device, defect (“virus” or “worm” as such terms are commonly used in the computer industry), CPU serial number reference, code, error message, or any other device which (i) might lock, disable or erase the Software and Enhancement; (ii) might prevent STATE FARM from fully using the Software and Enhancement; (iii) might require action or intervention by S1 or any other person or entity to allow STATE FARM to use the Software and Enhancement; or (iv) might affect the functionality of the Software and Enhancement in any way.
     c. S1 expressly warrants that the Software and Enhancement will neither fail due to, nor produce incorrect results in, date-related processing, including processing of dates later than 1999, or leap years.
     d. Both parties warrant that there are no current or threatened legal proceedings that would adversely affect its ability to perform its obligations under this Agreement S1 also warrants that after reasonable review, that neither S1 nor or any of its employees, subcontractors or agents who will perform services under this Agreement have been convicted of felony offense involving dishonesty or a breach of trust.
     e. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, S1 AND STATE FARM EXPRESSLY DISCLAIM, AND LICENSOR AND LICENSEE HEREBY WAIVE, ALL OTHER REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLED, INCLUDING, BUT NOT LIMITED TO, REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, AND WARRANTIES ARISING OUT OF COURSE OF DEALING OR COURSE OF PERFORMANCE.
     7. OWNERSHIP, LICENSE, AND MAINTENANCE:
     a. All Deliverables provided to STATE FARM by S1 under this Agreement shall be the sole and absolute property of S1, except for those ideas, techniques and materials that identify STATE FARM, contain STATE FARM’S Confidential Information, or according to the Work Order, are jointly developed exclusively for STATE FARM, which ideas, techniques or materials shall be exclusively owned by STATE FARM.
     b. License of Software: S1 hereby grants to STATE FARM without any additional charge whatsoever, a non-transferable, perpetual, royalty-free, non-exclusive, enterprise wide license for STATE FARM, its employees and independent contractor insurance agents and/or their staff personnel to use, reproduce, modify, improve, transmit, display, perform maintenance on, provide access to, and create derivative works from, the Software and the Enhancements; provided, however, STATE FARM may not sell, license or distribute the Software and Enhancements to any third party, except its independent contractor insurance agents and/or their staff personnel; and, provided further, that STATE FARM may provide access to the Software and Enhancements to third parties whose duties for STATE FARM require such access. S1 will provide to STATE FARM the source code for the Software and Enhancements, but not for any third party software embedded in the Software and Enhancements. Notwithstanding the foregoing, STATE FARM’S right to create modifications, improvements and/or derivative works of the Software and Enhancements shall in no way create or transfer any right or title in the underlying Software and Enhancements. This license grant shall survive termination of this Agreement. Any Software and Enhancements delivered to STATE FARM under this Agreement shall be subject to the terms and conditions of this Agreement, and the Software License Agreement dated December 31, 1998.
     c. Maintenance of Software: S1 will provide maintenance and support for the Software and Enhancements at no additional charge whatsoever as long as STATE FARM remains current with respect to its procurement of maintenance for other S1 products that work in conjunction with the Software and Enhancements. STATE FARM acknowledges that in the event that it modifies, improves or creates derivative works from the Software and Enhancements, S1 shall be relieved of its responsibility to maintain the modified code.
     8. INFRINGEMENT INDEMNIFICATION:
     a. S1 shall indemnify and hold STATE FARM fully harmless against any and all third party claims, expenses, judgments, liabilities, damages or losses, including reasonable attorneys’ fees and expenses, and at S1’s sole expense shall defend all third-party actions and proceedings arising from any infringement or alleged infringement related to the Deliverables provided and furnished or used under this Agreement, to the extent such infringement or alleged infringement is caused by such S1 Deliverables. Notwithstanding the foregoing, S1 shall not indemnify STATE FARM for the above claims nor defend such actions to the extent such claims or actions are caused by:
i.	STATE FARM’S modification of the S1 Deliverables, and no infringement would have occurred without such modification, or

ii.	STATE FARM’S failure to use corrections or enhancements made available to STATE FARM by S1, provided that:
A.	STATE FARM has had a reasonable period of time to implement such corrections or enhancements; and

B.	Such corrections or enhancements do not adversely affect the functionality or performance of the S1 Deliverables in any material respect; or
iii.	STATE FARM’S use of the S1 Deliverables in combination with any product or information not supplied by S1, and no infringement would have occurred without such combination.

     b. In the event that an injunction or restraining order is obtained against the use or distribution of any S1 Deliverable by STATE FARM because of infringement or alleged infringement of any United States or Canadian patent, copyright, trade secret, mask work or other intellectual property right or any proprietary, contract or other right of any third party, or in S1’s judgement any S1 Deliverable is likely to become the subject of a successful claim of such infringement, S1 shall, at S1’s option and expense, within a reasonable time period:
i.	Procure for STATE FARM the right to use the S1 Deliverable as provided in this Agreement; or

ii.	Replace or modify the Deliverable so it becomes non-infringing without materially affecting the performance thereof; or

iii.	If option (i.) and (ii.) are not available despite S1’s commercially reasonable efforts, it shall terminate the licenses granted hereunder, accept return of all copies of S1 Deliverables in STATE FARM’S possession, and refund to STATE FARM an amount equal to the depreciated fee paid by STATE FARM for such S1 Deliverables (calculated on a straight line basis over a ten (10) year life).
     c. STATE FARM shall indemnify and hold harmless S1 against any and all third party claims, expenses, judgments, liabilities, damages or losses, including reasonable attorneys’ fees and expenses, and shall defend all third party actions and proceedings at STATE FARM’S sole expense arising from any infringement or alleged infringement by STATE FARM’s technology or modifications or derivative works created by STATE FARM (collectively, “State Farm Works”) of any United States or Canadian patent, copyright, trade secret, mask work or other intellectual property right or any proprietary right of any third party to the extent such infringement or alleged infringement is caused solely by the State Farm Works, or S1’s permitted use of the State Farm Works.
     9. ACCEPTANCE.
     a. S1 shall furnish to STATE FARM Deliverables that fully conform to the Work Order in all material respects. Whenever S1 provides to STATE FARM a Deliverable required under an applicable Work Order, S1 shall notify STATE FARM in writing of the delivery and request acceptance of it. STATE FARM shall have the right to evaluate and test each Deliverable in accordance with the Acceptance Criteria specified in the Work Order. Within ten (10) business days of delivery (or such greater or shorter period as may be specified in a Work Order as to a specific Deliverable) (the “Acceptance Period”), STATE FARM shall provide to S1 notification of its acceptance or rejection of the Deliverable in accordance with the Work Order. If STATE FARM does not accept or reject the Deliverable within the specified time period, such Deliverable shall be deemed accepted.

     b. If STATE FARM rejects the Deliverable within the specified period, STATE FARM shall provide S1 with notice of the rejection and the specific reasons justifying the rejection (the “Rejection Notice”). Within thirty (30) days of receipt of STATE FARM’S Rejection Notice, S1 shall: (i) correct the problems preventing acceptance, as specified in the Rejection Notice so that the Deliverable complies with the Work Order, at no additional charge to STATE FARM, or (ii) with the consent of STATE FARM, reach an agreement with STATE FARM on a plan to correct such problems within a period of time that is reasonable under the circumstances (which plan the parties agree to negotiate in good faith) and diligently proceed according to such plan until the problems have been corrected. STATE FARM shall, to the extent practical given the quality of the particular Deliverable, identify all problems at one time so as to avoid excessive, successive rejections.
     10. USE OF THE PARTIES’ NAMES. Neither party shall disclose or otherwise identify the other party orally or in any of its advertising, publications, or other media to be displayed or disseminated to its customers or other parties.
     11. INDEPENDENT CONTRACTOR. The parties expressly agree that S1 shall be an independent contractor for all purposes in the performance of this Agreement and that none of its employees or agents shall be considered an employee of STATE FARM for any purpose. S1 shall be responsible for compliance with all tax, workers’ compensation, and other applicable laws or regulations. S1 accepts exclusive liability for all contributions and payroll taxes payable under federal and state social security or old age benefit and unemployment insurance or workers’ compensation acts as to persons employed in the performance of this Agreement. Nothing in this Agreement shall be construed so as to constitute either party as a partner, employee, joint venturer, or agent of the other party.
     12. INSURANCE. During the term of this Agreement, S1 shall maintain in effect the following minimum levels of insurance coverage:

(A).	Commercial General Liability with limits not less than one million dollars ($1,000,000) per occurrence and one million dollars ($1,000,000) aggregate;

(B).	Commercial Automobile Liability with limits not less than one million dollars ($1,000,000) per Accident;

(C).	Umbrella Excess Liability with limits not less than five million dollars ($5,000,000) per occurrence and five million dollars ($5,000,000) Aggregate;

(D).	Workers’ Compensation coverage as required by statute and Employers’ Liability with limits not less than: i) five hundred thousand dollars ($500,000) each accident, ii) five hundred thousand ($500,000) disease in the aggregate, and iii) five hundred thousand dollars ($500,000) disease per employee;

(E).	Professional Errors and Omissions Liability with limits not less than one million dollars ($1,000,000) per error and one million dollars ($1,000,000) in the aggregate.
     13. APPLICABILITY TO SUBCONTRACTORS. S1 shall ensure that its subcontractors also adhere to the applicable provisions of this Agreement.

     14. USE OF EQUIPMENT. In the event STATE FARM, in its sole discretion, decides to loan equipment to S1 to facilitate S1’s performance of the Agreement, S1 shall be responsible for any loss or damage to such equipment.
     15. HOLD HARMLESS. Each party (“Indemnitor”) expressly agrees, anything herein to the contrary notwithstanding, that it shall indemnify and hold the other party (“Indemnitee”) fully harmless against any and all damages to personal property, real property or for personal injury or death, sustained or incurred by a third party, including costs and reasonable attorneys’ fees, as a result of the negligent acts or omissions of Indemnitor, its employees or agents.
     16. LIMITATION OF LIABILITY. EXCEPT FOR THE PROVISIONS OF SECTIONS 9 AND 17 OF THIS AGREEMENT, UNDER NO CIRCUMSTANCES WHATSOEVER SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY SPECIAL, CONSEQUENTIAL, INDIRECT, OR INCIDENTAL DAMAGES OF ANY KIND WHATSOEVER. EXCEPT FOR THE PROVISIONS OF SECTIONS 9 AND 17 OF THIS AGREEMENT, IN NO EVENT WHATSOEVER SHALL EITHER PARTY’S LIABILITY TO THE OTHER PARTY FOR ANY REASON WHATSOEVER EXCEED IN THE AGGREGATE THE MUTUALLY AGREED TO COMPENSATION STIPULATED IN THE WORK ORDER UNDER WHICH THE LIABILITY ALLEGEDLY OCCURRED.
     17. NO WAIVER. It is expressly understood that if either party on any occasion fails to adhere to any term of this Agreement, and the other party does not enforce that term, the failure to enforce on that occasion shall not prevent enforcement on any other occasion.
     18. TERMINATION. Either party may, at its election and upon ninety (90) days prior written notice, terminate this Agreement or a Work Order or specific Consulting Services described in a Work Order. However, such termination shall not affect any right or claim of either party incurred or accruing prior to the date of termination, including without limitation, any right or claim of S1 payable for consulting services rendered or reimbursable expenses incurred prior to such termination date.
     19. ASSIGNMENT. Anything in the Agreement to the contrary notwithstanding, neither party may assign its duties under the Agreement to any other entity, including an entity which affiliates or merges with or acquires such party, except when such assignment of this Agreement is approved in advance by the other party in writing, which approval such other party may not unreasonably withhold.
     20. TIME IS OF THE ESSENCE. S1 acknowledges that time is of the essence to STATE FARM. STATE FARM acknowledges that time is of the essence to S1. It is the further expectation of the parties that the Deliverables to be provided under this Agreement shall be completed on the date specified in the relevant Work Order(s).

     21. FORCE MAJEURE. Neither party shall be liable for any delays in performance hereunder due to circumstances beyond its control including, but not limited to, acts of nature, acts of governments, delays in transportation, and delays in delivery or inability of suppliers to deliver. STATE FARM shall have the option to terminate any and all obligations under this Agreement as amended by so notifying S1 in writing if the delay in performance exceeds sixty (60) days from the originally agreed upon performance date. Notwithstanding the foregoing, such Force Majeure shall not excuse STATE FARM from making payments for the Deliverables that have been accepted by STATE FARM.
     22. NOTICES. All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered (including delivery by courier and overnight delivery service), or mailed by first class, registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to S1:	If to STATE FARM:

Security First Technologies, Inc.	State Farm Mutual Automobile Insurance Company
3390 Peachtree Road, N.E., Suite 1700	Three State Farm Plaza South, H-3
Atlanta, GA 30326	Bloomington, IL 61791-0001
Attn: Legal Department	Attn: Director of Technical Procurement Services
Telephone: 404-812-6200	Telephone: 309-766-3963
Telecopy: 404-812-6237	Telecopy: 309-763-4720

with a copy to:	with a copy to:

Security First Technologies, Inc.	State Farm Mutual Automobile Insurance Company
3390 Peachtree Road, N.E., Suite 1700	One State Farm Plaza, E-7
Atlanta, GA 30326	Bloomington, IL 61710-0001
Attn: Exec VP of Customer Operations	Attn: Scott Shaffer
Telephone: 404-812-6200	Telephone: 309-766-0797
Telecopy: 404-812-6717	Telecopy: 309-766-1919
Each party may designate by notice in writing a new address to which any notice, demand, request, or communication may thereafter be so given, served or sent. Each notice, demand, request, or communication which shall be mailed, delivered, or transmitted in any manner described above shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee (with the return receipt, or the affidavit of messenger being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
     23. SEVERABILITY. Terms and conditions of this Agreement shall be severable, and if for any reason any term or condition is determined to be invalid, illegal or unenforceable, the same shall not impair the operation of, or otherwise affect, the valid terms and conditions of this Agreement, so long as the intent of this Agreement is maintained.

     24. TAXES. STATE FARM shall pay any legally imposed sales/use taxes. Under no circumstances shall STATE FARM be liable for any penalties, fines, or other such charges incurred due to the failure of S1 to pay when due any taxes owed by STATE FARM under the Agreement. STATE FARM shall not be required to pay or reimburse S1 for taxes based upon the net income or franchise of S1, nor for taxes imposed upon S1 solely by reason of S1 doing business in or being incorporated in the jurisdiction imposing such taxes.
     If STATE FARM contests or attempts to avoid or reduce any such taxes, penalties, fines or other charges, S1 shall cooperate with STATE FARM in good faith and shall, at STATE FARM’S request, file any related document. S1 shall pass to STATE FARM any tax refund and related interest it receives based on STATE FARM’S previous payment or reimbursement of applicable taxes and related interest.
     25. SURVIVAL OF CERTAIN PROVISIONS. Those provisions which by their terms are intended to survive the termination of this Agreement, including, but not limited to, Sections 5, 6, 7, 8, 9,10,14,16 and 17 hereof, shall survive the termination of this Agreement for any reason.
This Agreement (and any attachments, addenda, and supplements thereto) shall be the complete and exclusive statement of the agreement between the parties as to the subject matter of this Agreement, and shall be binding upon each of the parties hereto, their respective successors, and to the extent permitted their assigns. This Agreement cannot be amended or otherwise modified, except as agreed to in writing by each of the parties hereto. This Agreement shall become effective on the date the second of the two parties to sign executes this Agreement below.

SECURITY FIRST TECHNOLOGIES, INC.	STATE FARM MUTUAL AUTOMOBILE
3390 Peachtree Road	INSURANCE COMPANY
Suite 1700	One State Farm Plaza
Atlanta, GA 30326-1108	Bloomington, IL 61710

/s/ Charles W. Ogilvie Signature	/s/ Ron Hartema Signature

Charles W. Ogilvie Printed or Typed Name	Ron Hartema Printed or Typed Name

General Manager Title	VP Title

3/27/00 Date	3/31/2000 Date

EXHIBIT A
WORK ORDER #
     This Work Order defines certain Software, Enhancements, and/or Consulting Services to be presented in accordance with the terms and conditions of that Master Software Development and Consulting Services Agreement, Agreement #                     (the “Agreement”) between State Farm Mutual Automobile Insurance Company, its subsidiaries and affiliates (“STATE FARM”) and                                         (“CONSULTANT”). In the event of a conflict between any of the terms and conditions of the Work Order and the Agreement, the Agreement will prevail.
I.	Topic and Objectives of Software, Enhancements and/or Services:

II.	Description of each Deliverable in sequential production order:

III.	Acceptance Criteria:

IV.	Fee Schedule:
Upon acceptance as per paragraph 10 in the Agreement, by STATE FARM Management, STATE FARM will pay to CONSULTANT the following fee for the accepted Deliverable:

1st Deliverable ( Description )	$
2nd Deliverable ( Description )	$
3rd Deliverable ( Description )	$
X Deliverable ( Description )	$
V.	Maximum Fee:
The maximum fee for this Work Order is not to exceed $                    .
VI.	Completion Date:
The anticipated completion date for the work described in this Work Order is ____/_____/______.
VII.	Acknowledgements:
Both parties acknowledge and agree to the following stipulations under this Work Order.
This Work Order shall be effective on the date the second of the two parties hereto signs below.

CONSULTANT	STATE FARM MUTUAL AUTOMOBILE
INSURANCE COMPANY
One State Farm Plaza
Bloomington, IL 61710

Signature	Signature

Printed or Typed Name	Printed or Typed Name

Title	Title

Date	Date